Exhibit 4

PACIFICORP

(An Oregon Corporation)

TO

THE BANK OF NEW YORK

(as successor to JP Morgan Chase Bank, N.A.)

As Trustee under PacifiCorp’s

Mortgage and Deed of Trust,

Dated as of January 9, 1989

Twentieth Supplemental Indenture

Dated as of March 1, 2007

Supplemental to PacifiCorp’s Mortgage and Deed of Trust

Dated as of January 9, 1989

This Instrument Grants a Security Interest by a Transmitting Utility

This Instrument Contains After-Acquired Property Provisions

TWENTIETH SUPPLEMENTAL INDENTURE

THIS INDENTURE, dated as of the 1st day of March, 2007, made and entered into by and between PACIFICORP, a corporation of the State of Oregon, whose address is 825 NE Multnomah, Portland, Oregon 97232 (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK (as successor to JPMorgan Chase Bank, N.A.), a New York banking corporation whose address is 101 Barclay Street, New York, New York 10286 (the “Trustee”), as Trustee under the Mortgage and Deed of Trust, dated as of January 9, 1989, as heretofore amended and supplemented (hereinafter called the “Mortgage”), is executed and delivered by the Company in accordance with the provisions of the Mortgage, this indenture (hereinafter called the “Twentieth Supplemental Indenture”) being supplemental thereto.

WHEREAS, the Mortgage was or is to be recorded in the official records of the States of Arizona, California, Colorado, Idaho, Montana, New Mexico, Oregon, Utah, Washington and Wyoming and various counties within such states, which counties include or will include all counties in which this Twentieth Supplemental Indenture is to be recorded; and

WHEREAS, by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the Lien of the Mortgage any property thereafter acquired, made or constructed and intended to be subject to the Lien thereof; and

WHEREAS, in addition to the property described in the Mortgage, the Company has acquired certain other property, rights and interests in property; and

WHEREAS, the Company has executed, delivered, recorded and filed supplemental indentures as follows:

Dated as of

First	March 31, 1989
Second	December 29, 1989
Third	March 31, 1991
Fourth	December 31, 1991
Fifth	March 15, 1992
Sixth	July 31, 1992
Seventh	March 15, 1993
Eighth	November 1, 1993
Ninth	June 1, 1994
Tenth	August 1, 1994
Eleventh	December 1, 1995
Twelfth	September 1, 1996
Thirteenth	November 1, 1998
Fourteenth	November 15, 2001
Fifteenth	June 1, 2003
Sixteenth	September 1, 2003
Seventeenth	August 1, 2004
Eighteenth	June 1, 2005
Nineteenth	August 1, 2006

and

WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, bonds entitled and designated First Mortgage and Collateral Trust Bonds or First Mortgage Bonds, as the case may be, of the series and in the principal amounts as follows:

	Series	Due Date	Aggregate Principal Amount Issued	Aggregate Principal Amount Outstanding (1)

First	-10.45% Series due January 9, 1990	1/9/90	$500,000	$0
Second	-Secured Medium-Term Notes, Series A	various	250,000,000	0
Third	-Secured Medium-Term Notes, Series B	various	200,000,000	0
Fourth	-Secured Medium-Term Notes, Series C	various	300,000,000	111,000,000
Fifth	-Secured Medium-Term Notes, Series D	various	250,000,000	0
Sixth	-C-U Series	various	250,432,000	105,278,000
Seventh	-Secured Medium-Term Notes, Series E	various	500,000,000	173,500,000
Eighth	-6 3/4% Series due April 1, 2005	4/1/2005	150,000,000	0
Ninth	-Secured Medium-Term Notes, Series F	various	500,000,000	140,000,000
Tenth	-E-L Series	various	71,200,000	71,200,000
Eleventh	-Secured Medium-Term Notes, Series G	various	500,000,000	200,000,000
Twelfth	-Series 1994-1 Bonds	various	216,470,000	216,470,000
Thirteenth	-Adjustable Rate Replacement Series	2002	13,234,000	0
Fourteenth	-9 3/8% Replacement Series due 1997	1997	50,000,000	0
Fifteenth	-Bond Credit Series Bonds	various	498,589,753	0
Sixteenth	-Secured Medium-Term Notes, Series H	various	500,000,000	325,000,000
Seventeenth	-5.65% Series due 2006	11/1/06	200,000,000	0
Eighteenth	-6.90% Series due November 15, 2011	11/15/11	500,000,000	500,000,000
Nineteenth	-7.70% Series due November 15, 2031	11/15/31	300,000,000	300,000,000
Twentieth	-Collateral Bonds, First 2003 Series	12/1/14	15,000,000	15,000,000
Twenty-First	-Collateral Bonds, Second 2003 Series	12/1/16	8,500,000	8,500,000
Twenty-Second	-Collateral Bonds, Third 2003 Series	1/1/14	17,000,000	17,000,000
Twenty-Third	-Collateral Bonds, Fourth 2003 Series	1/1/16	45,000,000	45,000,000
Twenty-Fourth	-Collateral Bonds, Fifth 2003 Series	11/1/25	5,300,000	5,300,000
Twenty-Fifth	-Collateral Bonds, Sixth 2003 Series	11/1/25	22,000,000	22,000,000
Twenty-Sixth	-4.30% Series due 2008	9/15/08	200,000,000	200,000,000
Twenty-Seventh	-5.45% Series due 2013	9/15/13	200,000,000	200,000,000
Twenty-Eighth	-4.95% Series due 2014	8/15/14	200,000,000	200,000,000
Twenty-Ninth	-5.90% Series due 2034	8/15/34	200,000,000	200,000,000
Thirtieth	-5.25% Series due 2035	6/15/35	300,000,000	300,000,000
Thirty-First	-6.10% Series Due 2036	8/1/36	350,000,000	350,000,000

(1) Amount outstanding as of March 1, 2007.

and

WHEREAS, Section 2.03 of the Mortgage provides that the form or forms, terms and conditions of and other matters not inconsistent with the provisions of the Mortgage, in connection with each series of bonds (other than the First Series) issued thereunder, shall be established in or pursuant to one or more Resolutions and/or shall be established in one or more indentures supplemental to the Mortgage, prior to the initial issuance of bonds of such series; and

WHEREAS, Section 22.04 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations, restrictions or provisions for the benefit of any one or more series of bonds issued thereunder and provide that a breach thereof shall be equivalent to a Default under the Mortgage, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may (in lieu of establishment in or pursuant to a Resolution in accordance with Section 2.03 of the Mortgage) establish the forms, terms and provisions of any series of bonds other than said First Series, by an instrument in writing executed by the Company; and

WHEREAS, the Company now desires to create a new series of bonds and (pursuant to the provisions of Section 22.04 of the Mortgage) to add to its covenants and agreements contained in the Mortgage certain other covenants and agreements to be observed by it; and

WHEREAS, the execution and delivery by the Company of this Twentieth Supplemental Indenture, and the terms of the bonds of the Thirty-Second Series herein referred to, have been duly authorized by the Board of Directors in or pursuant to appropriate Resolutions;

Now, Therefore, This Indenture Witnesseth:

That PACIFICORP, an Oregon corporation, in consideration of the premises and of good and valuable consideration to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt and sufficiency whereof is hereby acknowledged, and in order to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of such bonds, and to confirm the Lien of the Mortgage on certain after-acquired property, hereby mortgages, pledges and grants a security interest in (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, all properties of the Company real, personal and mixed, owned by the Company as of the date of the Mortgage and acquired by the Company after the date of the Mortgage, subject to the provisions of Section 18.03 of the Mortgage, of any kind or nature (except any herein or in the Mortgage expressly excepted), now owned or, subject to the provisions of Section 18.03 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated (except such of such properties as are excluded by name or nature from the Lien hereof), including the properties described in Article IV hereof, and further including (without limitation) all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same; all power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, waterways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity and other forms of energy (whether now known or hereafter developed) by steam, water, sunlight, chemical processes and/or (without limitation) all other sources of power (whether now known or hereafter developed); all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto; all telephone, radio, television and other communications, image and data transmission systems, air-conditioning systems and equipment incidental thereto, water wheels, water works, water systems, steam and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, turbines, electric, gas and other machines, prime movers, regulators, meters, transformers, generators (including, but not limited to, engine-driven generators and turbogenerator units), motors, electrical, gas and mechanical appliances, conduits, cables, water, steam, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, towers, overhead conductors and devices, underground conduits, underground conductors and devices, wires, cables, tools, implements, apparatus, storage battery equipment and all other fixtures and personalty; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current and other forms of energy, gas, steam, water or communications, images and data for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith and (except as herein or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described;

TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 13.01 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 18.03 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage expressly excepted, shall be and are as fully mortgaged and pledged hereby and as fully embraced within the Lien of the Mortgage as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and mortgaged hereby or thereby.

PROVIDED THAT the following are not and are not intended to be now or hereafter mortgaged or pledged hereunder, nor is a security interest therein hereby granted or intended to be granted, and the same are hereby expressly excepted from the Lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business or for the purpose of repairing or replacing (in whole or part) any rolling stock, buses, motor coaches, automobiles or other vehicles or aircraft or boats, ships or other vessels, and any fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; boats, ships and other vessels; all crops (both growing and harvested), timber (both growing and harvested), minerals (both in place and severed), and mineral rights and royalties; (3) bills, notes and other instruments and accounts receivable, judgments, demands, general intangibles and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may be or become subject to the Lien of the Mortgage; (5) electric energy, gas, water, steam, ice and other materials, forms of energy or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (6) any natural gas wells or natural gas leases or natural gas transportation lines or other works or property used primarily and principally in the production of natural gas or its transportation, primarily for the purpose of sale to natural gas customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; (7) the Company’s franchise to be a corporation; (8) any interest (as lessee, owner or otherwise) in the Wyodak Facility, including, without limitation, any equipment, parts, improvements, substitutions, replacements or other property relating thereto; and (9) any property heretofore released pursuant to any provision of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the Lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the Trustee or a receiver for the Trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XV of the Mortgage by reason of the occurrence of a Default;

AND PROVIDED FURTHER, that as to any property of the Company that, pursuant to the after-acquired property provisions thereof, hereafter becomes subject to the lien of a mortgage, deed of trust or similar indenture that may in accordance with the Mortgage hereafter become designated as a Class “A” Mortgage, the Lien hereof shall at all times be junior and subordinate to the lien of such Class “A” Mortgage;

TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged and pledged, or in which a security interest has been granted by the Company as aforesaid, or intended so to be (subject, however, to Excepted

Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee, and its successors and assigns forever;

IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, this Twentieth Supplemental Indenture being supplemental to the Mortgage;

AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage shall affect and apply to the property hereinbefore described and conveyed, and to the estates, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successor or successors in the trust, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee by the Mortgage as a part of the property therein stated to be conveyed.

The Company further covenants and agrees to and with the Trustee and its successor or successors in such trust under the Mortgage, as follows:

ARTICLE I

Thirty-Second Series of Bonds

SECTION 1.01. There shall be a series of bonds designated “5.75% Series due 2037” (herein sometimes referred to as the Thirty-Second Series), each of which shall also bear the descriptive title “First Mortgage Bond,” and the form thereof, which shall be established by or pursuant to a Resolution, shall contain suitable provisions with respect to the matters hereinafter in this Section specified.

(I) Bonds of the Thirty-Second Series shall mature on April 1, 2037 and shall be issued as fully registered bonds in the denomination of two thousand dollars and, at the option of the Company, any multiple or multiples of one thousand dollars in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof).

The Company reserves the right to establish, at any time, by or pursuant to a Resolution filed with the Trustee, a form of coupon bond, and or appurtenant coupons, for the Thirty-Second Series and to provide for exchangeability of such coupon bonds with the bonds of the Thirty-Second Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.

Bonds of the Thirty-Second Series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any then-existing holder or holders of any bond of the Thirty-Second Series, for issuances of additional bonds of the Thirty-Second Series in an unlimited principal amount. Any such additional bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional bonds and for the first interest payment date following such original issue date.

(II) Bonds of the Thirty-Second Series shall bear interest at the rate of five and seventy-five hundredths per centum (5.75%) per annum payable semi-annually in arrears on April 1 and October 1 of each year (each, an “Interest Payment Date”). Bonds of the Thirty-Second Series shall be dated and shall accrue interest as provided in Section 2.06 of the Mortgage.

The initial Interest Payment Date is October 1, 2007. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on any bond of the Thirty-Second Series is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Interest payable on any bond of the Thirty-Second Series and punctually paid or duly provided for on any Interest Payment Date for such bond will be paid to the person in whose name the bond is registered at the close of business on the Record Date (as hereinafter specified) for such bond next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. So long as the bonds of the Thirty-Second Series remain in book-entry only form, the “Record Date” for each Interest Payment Date shall be the close of business on the Business Day before the applicable Interest Payment Date. If the bonds of the Thirty-Second Series are not in book-entry only form, the Record Date for each Interest Payment Date shall be the close of business on the 15th calendar day of the month preceding the month of the applicable Interest Payment Date (whether or not a Business Day).

“Business Day” means, for purposes of this Section (II), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

Any interest on any bond of the Thirty-Second Series which is payable but is not punctually paid or duly provided for, on any Interest Payment Date for such bond (herein called “Defaulted Interest”), shall forthwith cease to be payable to the registered owner on the relevant Record Date for the payment of such interest solely by virtue of such owner having been such owner; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (i) or (ii) below:

(i)

The Company may elect to make payment of any Defaulted Interest on the bonds of the Thirty-Second Series to the persons in whose names such bonds are registered at the close of business on a Special Record Date (as hereinafter defined) for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Company shall, at least 30 days prior to the proposed date of payment, notify the Trustee in writing (signed by an Authorized Financial Officer of the Company) of the amount of Defaulted Interest proposed to be paid on each bond of the Thirty-Second Series and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this subsection provided and not to be deemed part of the Mortgaged and Pledged Property. Thereupon, the Trustee shall fix a record date (herein referred to as a “Special Record Date”) for the payment of such Defaulted Interest which date shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each registered owner of a bond of the Thirty-Second Series at his, her or its address as it appears in the bond register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the bonds of the Thirty-Second Series are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following subsection (ii).

(ii)

The Company may make payment of any Defaulted Interest on the bonds of the Thirty-Second Series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bonds may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each bond of the Thirty-Second Series delivered under the Mortgage upon transfer of or in exchange for or in lieu of any other bond shall carry all rights to interest accrued and unpaid, and to accrue, which were carried by such other bond and each such bond shall bear interest from such date, that neither gain nor loss in interest shall result from such transfer, exchange or substitution.

(III) The principal of and interest and premium, if any, on each bond of the Thirty-Second Series shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts or in such other currency or currency unit as shall be determined by or in accordance with the Resolution filed with the Trustee.

(IV) Bonds of the Thirty-Second Series shall not be redeemable prior to maturity at the option of any holder or holders of such bonds. Bonds of the Thirty-Second Series shall be redeemable in whole or in part and at any time prior to maturity at the option of the Company. The redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus the greater of (a) one hundred per centum (100%) of the principal amount of bonds then Outstanding to be redeemed, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, as calculated by an Independent Investment Banker. The Company shall give the Trustee notice of such redemption price immediately after the calculation thereof, and the Trustee shall have no responsibility for such calculation. If the Company elects to partially redeem the bonds of the Thirty-Second Series, the Trustee shall select in a fair and appropriate manner the bonds of the Thirty-Second Series to be redeemed.

“Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Business Day” means, for purposes of this Section (IV), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds of the Thirty-Second Series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (the “Remaining Life”).

“Comparable Treasury Price” means (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means: (a) each of Goldman, Sachs & Co., BNP Paribas Securities Corp. and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (“Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (b) up to two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

(V) Each bond of the Thirty-Second Series may have such other terms as are not inconsistent with Section 2.03 of the Mortgage, and as may be determined by or in accordance with a Resolution filed with the Trustee.

(VI) At the option of the registered owner, any bonds of the Thirty-Second Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series and same terms of other authorized denominations.

(VII) Bonds of the Thirty-Second Series shall be transferable, subject to any restrictions thereon set forth in any such bond of the Thirty-Second Series, upon the surrender thereof for cancellation, together with a written instrument of transfer, if required by the Company, duly executed by the registered owner or by his, her or its duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York. Upon any transfer or exchange of bonds of the Thirty-Second Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other government charge, as provided in Section 2.08 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Thirty-Second Series.

(VIII) After the execution and delivery of this Twentieth Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and this Twentieth Supplemental Indenture, it is contemplated that there shall be issued bonds of the Thirty-Second Series in an initial aggregate principal amount of Six Hundred Million Dollars (U.S. $600,000,000).

ARTICLE II

The Company Reserves the Right to Amend Provisions

Regarding Properties Excepted from Lien of Mortgage

SECTION 2.01. The Company reserves the right, without any consent or other action by holders of bonds of the Eighth Series, or any other series of bonds subsequently created under the Mortgage (including the bonds of the Thirty-Second Series), to make such amendments to the Mortgage, as heretofore amended and supplemented, as shall be necessary in order to amend the first proviso to the granting clause of the Mortgage, which proviso sets forth the properties excepted from the Lien of the Mortgage, to add a new exception (10) which shall read as follows:

“(10) allowances allocated to steam-electric generating plants owned by the Company or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, Pub. L. 101-549, Nov. 15, 1990, 104 Stat. 2399, 42 USC 7651, et seq., as now in effect or as hereafter supplemented or amended.”

ARTICLE III

Miscellaneous Provisions

SECTION 3.01. The right, if any, of the Company to assert the defense of usury against a holder or holders of bonds of the Thirty-Second Series or any subsequent series shall be determined only under the laws of the State of New York.

SECTION 3.02. The terms defined in the Mortgage shall, for all purposes of this Twentieth Supplemental Indenture, have the meanings specified in the Mortgage. The terms defined in Article I of this Twentieth Supplemental Indenture shall, for purposes of those respective Articles, have the meanings specified in Article I of this Twentieth Supplemental Indenture.

SECTION 3.03. The Trustee hereby accepts the trusts hereby declared, provided, created or supplemented, and agrees to perform the same upon the terms and conditions herein and in the Mortgage, as hereby supplemented, set forth, including the following:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twentieth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. Each and every term and condition contained in Article XIX of the Mortgage shall apply to and form part of this Twentieth Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twentieth Supplemental Indenture.

SECTION 3.04. Whenever in this Twentieth Supplemental Indenture either of the Company or the Trustee is named or referred to, this shall, subject to the provisions of Articles XVIII and XIX of the Mortgage, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Twentieth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

SECTION 3.05. Nothing in this Twentieth Supplemental Indenture, expressed or implied, is intended, or shall be construed to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy or claim under or by reason of this Twentieth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twentieth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons outstanding under the Mortgage.

SECTION 3.06. This Twentieth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

ARTICLE IV

Specific Description of Property

The properties of the Company, owned as of the date hereof, and used (or held for future development and use) in connection with the Company’s electric utility systems, or for other purposes, as follows:

A—ELECTRIC SUBSTATIONS AND SWITCHYARDS

College Place Substation

Lands in WALLA WALLA County, Sate of WASHINGTON

A triangular parcel of land containing 3.07 acres, more or less, being all that portion of Lot 2 (fractional NW1/4 NE1/4) of Section 1, Township 6 North, Range 35 East of the Willamette Meridian, except roads, lying and being Northwesterly of a line drawn parallel with the distant 100 feet Northwesterly of the following described center line survey of Primary State Highway No. 3. Walla to Hell’s Forty, as now located and of record in the office of the Director of Highways at Olympia:

Commencing at the North Quarter of said Section 1, thence North 89°36’ east, 791.7 feet to an intersection with said center line survey at Highway Engineer’s Station 143+75.2 P.O.T., and the beginning of the center line description:

Thence South 51°26’ West, 1004.5 feet to the West line of said Lot 2 and the end of this center line description.

EXCEPTING THEREFORE any portion lying within Larch Avenue and State Highway 125

Copper Hills Substation

Lands in SALT LAKE County, State of UTAH

A parcel of land situate in the Northwest Quarter of Section 3, Township 3 South, Range 2 West, Salt Lake Base and Meridian, Salt Lake County, Utah.   The boundaries of said parcel are described as follows, to wit:

Beginning at a point which is 785.35 feet South 89°52’00” East along the section line from the Northwest Corner of said Section 3 and running thence South 89°52’00” East 309.63 feet along said section line to the Westerly right of way line of State Route 111; thence South 08°01’40” West 173.98 feet along said right of way to the Northeast corner of that certain land conveyed to Utah Power and Light; thence North 89°52’00” West 227.73 feet to the Northwest corner of said land; thence South 00°08’00” West 200.0 feet to the Southwest Corner of said land; thence North 89°52’00” West 58.00 feet; thence North 00°08’00” East 372.33 feet to the point of beginning.

Cozy Dale Substation

Lands in WEBER County, State of UTAH

A tract of land situate in the Northeast Quarter of the Northwest Quarter of Section 13, Township 5 North, Range 2 West, Salt Lake Base and Meridian, Weber County, Utah.  The boundary of said tract is described as follows, to wit:

Beginning at a point which is 2077.19 feet South 89°52’11” East along the section line and 33.00 feet South 00°07’19” East from the Northwest Corner of said Section 13 and running thence North 89°52’11” East 210.24 feet, thence South 06°05’56” West 132.82 feet; thence South 41°52’56” West 125.53 feet; thence North 83°54’04” West 135.53 feet; thence North 06°05’58” East 212.00 feet to the point of beginning.

Gateway Quail Creek Substation

Lands in WASHINGTON County, State of UTAH

A parcel of land situate in Lot Five (5), Section 4, Township 42 South, Range 14 West, Salt Lake Base and Meridian, Washington County, Utah.  The boundaries of said parcel are described as follows, to wit:

Beginning at a right of way marker at the intersection of the Southerly line of SR-17 and the East line of said Lot 5 which is 209.59 feet South 00°42’56” West along said East line from the Northeast Corner of said Lot 5 and running thence South 00°42’56” West, 315.26 feet along said East line to Pope Engineering Plastic survey cap and rod; thence South 47°15’53” West, 259.67 feet (record South 46°36’30” West, 259.03 feet) to a plastic survey cap and rod marker LS 4409; thence South 50°30’01” West, 374.76 feet (record South 50°20’40” West, 370.85 feet); thence North 65°29’36” West 85.11 feet; thence North 31°53’22” East, 774.97 feet (record North 32°01’03” East, 772.70 feet) to the said Southerly line of SR-17; thence North 76°28’41” East, 156.21 feet along said Southerly line to the point of beginning.

Hazelwood Substation

Lands in LINN County, State of OREGON

Lot 3 in Block 21, HAZELWOOD ADDITION to the City of Albany.

Herriman Substation

Lands in SALT LAKE County, State of UTAH

Beginning at a point which lies North 00°13’34” East, along the Section line 303.00 feet from the Southwest Corner of Section 35, Township 3 South, Range 2 West, Salt Lake Base and Meridian; and running thence North 00°13’34” East along the Section line 130.00 feet to the Southwest Corner of Josephson Subdivision; thence South 89°42’16” East, along the Southerly line of said Subdivision, 525.00 feet to a point on the Westerly line of Preston Butterfield No. 1 Subdivision; thence South 00°13’34” West, along said Westerly line 433.00 feet to a point on the Southerly line of said Section 35; thence North 89°42’16” West, along the section line 242.00 feet; thence North 00°13’34” East 303.00 feet; thence North 89°42’16” West 283.00 feet to the point of beginning, A.P.N. 26-35-351-034-0000.

Prineville Substation

Lands in CROOK County, State of OREGON

Lot Four (4) of OCHOCO PLAZA SUBDIVISION.

Three Peaks Substation

Lands in IRON County, State of UTAH

Beginning at a point North 89°39’44” East 656.59 feet from the West Quarter Corner of Section 36, Township 34 South, Range 12 West, Salt Lake Base and Meridian.  Said point of being in the centerline of a 66 foot roadway right of way; thence departing said centerline running North 89°39’44” East 656.65 feet; thence South 00°08’21” West 1356.57 feet to a point in the centerline of a 66 foot roadway right of way; thence South 87°43’44” West along said centerline 660.58 feet to a point in the intersection of said roadway right of way; running thence North 00°16’45” East along the centerline of the roadway right of way 1378.89 feet to the point of beginning.

Together with a roadway easement described as follows:

Beginning at a point South 00°08’45” East 1298.15 feet from the East Quarter Corner of Section 36, Township 34 South, Range 12 West, Salt Lake Base and Meridian; said point being on the East of Section 36; thence South 00°08’45” East along the East line of said section 66.00 feet; thence South 89°29’21” West 2690.23 feet; thence South 87°43’44” West 2014.60 feet; thence North 00°16’45” East 1411.89 feet to the East-West Quarter Section line; thence North 89°39’44” East 66.00 feet; thence South 00°16’45” West 1345.89 feet; thence North 87°43’44” East 1948.60 feet; thence North 89°29’21” East 2690.23 feet to the point of beginning.

Tieton Substation

Lands in YAKIMA County, State of WASHINGTON

That portion of the East Half of the Southeast Quarter of the Northwest Quarter of Section 20, Township 14 North, Range 17 East, W.M. lying Northerly of Summitview Road, Also know as the Cowiche-Tieton Road, and Southerly of the following described line:

Commencing at the southeast corner of said Northwest Quarter; thence North 01°07’25” East along the east line thereof 944.05 feet to the Point of Beginning of said line; Thence North 88°52’35” West 357.83 feet to the northeasterly right of way line of Summitview Road and the terminus of said line.  Except any portion thereof lying within the following described parcel: Beginning at the intersection of the North line of Cowiche-Tieton Road and the East line of said Northwest Quarter, said point being 509.1 feet Northerly of the monument marking the center of said section; Thence Northwesterly along said North line of the Cowiche-Titeon Road to a point 175 feet West (measured at right angles) to the East line of said Northwest Quarter; Thence Northerly Parallel with said East line 200.00 feet; Thence Easterly at right angles 175.00 feet to the east line of said Northwest Quarter; Thence Southerly 433.0 feet to the Point of Beginning.  Situate in Yakima County, Washington (Assessor’s Parcel No. 171420-24002).

Yew Avenue Substation

Lands in DESCHUTES County, State of OREGON

Lots Three (3) and Four (4), Pasco Industrial Subdivision.

Parcel 1 of PARTITION PLAT NO. 2006-66, a partition of Parcel 3 of PARTITION PLAT NO. 2004-102, located in the East Half of the Southeast Quarter (E1/2 SE1/4) of Section 29, Township 15 South, Range 13 East of the Willamette Meridian, City of Redmond.

B—OFFICE BUILDINGS

Madras Service Center

Lands in JEFFERSON County, State of OREGON

Tax Lots 804 and 1401, located at 1655 NW Mill Street in the City of Madras.

IN WITNESS WHEREOF, PACIFICORP has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by an Authorized Executive Officer of the Company, and its corporate seal to be attested to by its Treasurer for and in its behalf, and The Bank of New York has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, and its corporate seal to be attested to by one of its Vice Presidents, all as of the day and year first above written.

[SEAL]	PACIFICORP

By
/s/ David Mendez
David Mendez
Senior Vice President and Chief Financial Officer

Attest:
/s/ Bruce N. Williams
Bruce N. Williams
Vice President and Treasurer

[SEAL]	THE BANK OF NEW YORK, as trustee

By
/s/ James D. Heaney
James D. Heaney
Vice President

Attest:
/s/ Francine Kincaid
Francine Kincaid
Vice President

(Twentieth Supplemental Indenture)

STATE OF OREGON	)
)
COUNTY OF MULTNOMAH	) SS.:

On this 13th day of March, 2007, before me, Lore S. Boles, a Notary Public in and for the State of Oregon, personally appeared David Mendez and Bruce N. Williams, known to me to be Senior Vice President and Chief Financial Officer, Vice President and Treasurer, respectively, of PACIFICORP, an Oregon corporation, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]
/s/ Lore S. Boles
Residing at: Battle Ground, Washington

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	) SS.:

On this 14th day of March, 2007, before me, Carlos R. Luciano, a Notary Public in and for the State of New York, personally appeared James D. Heaney and Francine Kincaid, known to me to be Vice Presidents of THE BANK OF NEW YORK, a New York banking corporation, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]
/s/ CARLOS R. LUCIANO
Notary Public, State of New York

(Twentieth Supplemental Indenture)